Exhibit 99.2

TRIMERIS, INC.

Fourth Quarter and Year -End 2007 Earnings Conference Call Transcript

Moderator: Martin Mattingly

March 13, 2008

5:00 pm ET

Operator: Good afternoon. And welcome to the Trimeris Fourth Quarter And Year End 2007 Earnings Results conference call.

This conference may contain projections, estimates and other forward looking statements that involve a number of risks and uncertainties including those discussed in the Trimeris filings with the Securities and Exchange Commission.

Among the factors that could cause actual results to differ materially are the following. There is uncertainty regarding the success of our research and development activity, regulatory authorization and product commercialization. We are dependent on the third party for sale, marketing and distribution of the drug candidate.

The market for the HIV therapeutics is very competitive with regular new product entries that could affect the sales of our products. The results of our previous clinical trials are not necessarily indicative of future clinical trials.

Our drug candidates are based upon novel technology. And are difficult and expensive to manufacture and may cause unexpected side effects.

For a complete description of these risks view Trimeris' Form 10-K filed with the Securities and Exchange Commission on March 16, 2007 and the company's periodic reports filed with the SEC.

Actual manufacturing and commercialization results may differ from previous results and current projection. While the information presented during this call represents management's current judgment on the future direction of the company's business, such risks and uncertainties could cause actual operating results to differ materially from any future performance suggested herein.

Trimeris undertakes no obligation to update these forward looking statements to reflect events or circumstances arising after the date hereof.

I will now turn today's call over to Mr. Martin Mattingly, Chief Executive Officer.

Martin Mattingly: Good afternoon. And thank you everyone for joining us on our 2007 earnings call.

Joining me today on the call is Andrew Graham, Chief Financial Officer and Dr. Carol Ohmstede, our Vice President of Corporate Alliances and Project Planning.

There are four key items that we would like to cover on today's call. I will briefly introduce each of them here. And we will provide more detail as we walk through the call.

First of all, we're pleased to report that fourth quarter 2007 quarterly earnings of 41 cents per share on revenues of 12.5 million. And annual earnings for 2007 are $1.24 per share on annual revenues of 49.4 million.

Second, we continued to strengthen our cash position in 2007 by adding $21 million this year to the - to end the year at $69.6 million, up from $48.6 million at year end 2006. This is on 22.2 million shares outstanding resulting in just over $3 per share in cash.

In December of 2007 we announced a restructuring plan for 2008 that is designed to maximize the cash flows from FUZEON, reduce costs and advance our next generation fusion inhibitor TRI-1144 to a value-creating milestone.

We have substantially completed this restructuring effort resulting in significantly reduced operating expenses and greater returns on FUZEON that are reflected in our 2007 earnings.

And finally we announced in December that we would file an IND in January. And initiate a Phase I single ascending dose study for TRI-1144. And I'm very pleased to announce that we dosed our first subjects earlier today. And look forward to reporting early data over the course of the next several months.

I would now like to turn the call over to Andrew Graham, who will provide you with details on our financial results. And then I will return and talk about the 2008 and beyond.

Andrew Graham: Thanks. Thank you Martin.

For the fourth quarter of 2007 we reported net income of $9.1 million or 41 cents per share, compared to $4.7 million or 21 cents per share in the fourth quarter of 2006. This positive result was primarily driven by decreased operating expenses, which were $4 million for the three months ended December 31, 2007 compared to $8.1 million for the same period last year.

For the year of 2007 we recorded net income of $27.4 million, or $1.24 per share compared to $7.4 million or 34 cents per share for the year of 2006. This increase was primarily driven by increased revenue, collaboration income and decreased operating expense.

Four significant one time events impacted our results.

First, the acceleration of milestone revenue into the first quarter of 2007 in connection with the March 13, 2007 agreement with Roche. Under this agreement all rights and joint patents and other intellectual property rights to the next generation fusion inhibitor peptides falling our research - under the research agreement, which includes our lead drug candidate TRI-1144 reverted to Trimeris.

Second, reductions to the company's workforce that resulted in additional expense for severances due to those individuals who left the employ of Trimeris.

Third, a change in the method for calculating the cost of goods sold for FUZEON that resulted in a credit to the company. Recently the company entered into discussions with Roche related to the models used to calculate cost of goods sold for FUZEON.

During the course of our discussions the company and Roche have concluded that the models being used resulted in an overestimate in the cost of goods sold being charged to the collaboration. As a result the company has received a credit from Roche of approximately $5.5 million for FUZEON cost of goods sold during the period 2003 to 2006.

The credit appears in the calculation of collaboration income for the fourth quarter of 2007. Subsequent to year end we have received a cash payment of $4.7 million of this credit.

At present the company remains in active discussions related to the calculation of cost of goods sold for 2007 and 2008. And as such cannot accurately determine if cost of goods sold as a percentage of net sales will increase, decrease or remain the same.

Although discussions are ongoing, the company cannot be certain when a final resolution will be reached. For 2007 the company has recorded its best estimate of the cost of goods sold based on the information provided by Roche.

And four, an adjustment to our estimate of non-cash employee stock compensation expense as a result of the reduction in workforce. Whereby the company experienced increased forfeitures for employee stock options resulting in a credit to non-cash employee stock compensation expense.

A more detailed explanation of the impact of these non-recurring events can be found in our fourth quarter and year end 2007 financial press release.

Excluding these one time events from our quarterly results the company would have recorded net income of $4.1 million or 18 cents per share in the fourth quarter of 2007, compared to $8.1 million or 37 cents per share in the fourth quarter of 2006. This decrease was primarily driven by decreased FUZEON sales in North America, and higher cost of goods sold for the collaboration. Offset in part by increased royalty revenue from FUZEON sales outside of North America, and decreased operating expenses.

Excluding the four separate one time events from our annual results we would have recorded net income of $19.2 million or 87 cents per share in 2007, compared to $12.2 million or 55 cents per share in 2006. This increase was primarily driven by decreased operating expenses and increased revenue.

The increase in revenue between the periods was driven by increased royalty revenue from FUZEON sales outside of North America. Offset in part by decreased sales of FUZEON in North America and higher cost of goods sold through the collaboration.

Turning now to our sales. Worldwide net sales for FUZEON for the fourth quarter were $66.5 million, a 9% decrease from $73.3 million the fourth quarter of 2006. Net sales of FUZEON in the U.S. and Canada were $31.5 million, a 25% decrease from $42.2 million in the fourth quarter of 2006. Net sales of FUZEON outside the U.S. and Canada were $35 million, up 13% from $31.1 million in the fourth quarter of 2006.

Worldwide net sales of FUZEON for the year were $266.8 million, up 7% from $249 million in 2006. Net sales of FUZEON in the U.S. and Canada for 2007 were $124.3 million, down 7% from $134.2 million in 2006. Net sales of FUZEON outside the U.S. and Canada for 2007 were $142.5 million, up 24% from $114.8 million in 2006.

I will now turn the call back over to Martin.

Martin Mattingly: Thank you Andrew.

I'd like to give a little bit more of an update on TRI-1144. As I noted earlier we filed the IND on time in January and dosed our first subjects actually earlier this morning. We expect that the Phase I clinical study will be complete no later than the end of the third quarter. That includes final study reports, et cetera. And interim data may be released at sometime prior to the completion of the trial.

We believe that TRI-1144 has the potential to improve upon the limitations that currently exist with FUZEON. It was designed with the following profile in mind.

Number 1 is to retain the excellent efficacy and the safety profile of FUZEON.

Number 2 provide a liquid formulation that will not require reconstitution. And thus allow delivery in a prefilled pen similar to existing products such as insulin and growth hormone.

Third, preclinical animal studies are encouraging that we may be able to reduce or eliminate the injection site reactions commonly seen with FUZEON.

And then finally TRI-1144 has a significantly longer half-life in preclinical primate studies that we believe gives the product the potential to be dosed on a less frequent basis.

Of course the results of our Phase 1 study will provide us with key insights that will guide the further development of the product. As we have previously noted we do not plan to fund R&D efforts after the completion of this trial. And therefore further development may require that we collaborate with a partner.

As a convenience to investors Trimeris is providing its outlook for 2008. Our outlook is based on a number of factors which are subject to certain risks and assumptions that are of course more fully described in our Securities and Exchange Commission filings.

As a result of the restructuring efforts we expect total operating expenses to be in the range of $10 million to $14 million in 2008. This is down from $24 million in 2007. Furthermore for 2009 the company expects total operating expenses to be in the range of $5 million to $10 million.

As announced in December, the company continues to evaluate a full range of options for maximizing shareholder value including strategic transactions.

So I'd like to thank you all for joining us on the call today. And we will now take your questions.

Operator: Ladies and gentlemen as a reminder if you would like to ask a question during this time simply press star followed by the Number 1 on your telephone keypad.

We'll pause for just a moment to compile the Q&A roster.

Our first question is from the line of Meg Malloy with Goldman Sachs.

Meg Malloy: Thanks very much. I have a couple of quick ones.

Martin Mattingly: Sure.

Meg Malloy: One is I maybe I didn't hear all your comments on the cost of goods. But can you provide - it sounds like you can't provide guidance for 2008 on the cost of goods in the collaborative line of our income statement. Just wanted to make sure I heard that correctly.

Second on FUZEON can you share your thoughts in terms of what's happening in the market? And I take it you're not in position to give guidance on FUZEON.

And then third on 1144 could you elaborate on how much less frequent you think dosing might be based on the animal studies?

Thanks a lot.

Martin Mattingly: Thanks Meg. Sure. And you're correct. On the - we don't yet have a guidance that we can offer on the COGS for 2008. We are literally still working through that with Roche. So that unfortunately I can't say too much more about.

As far as FUZEON so far obviously the sales numbers that we reported in the fourth quarter for the U.S. were down 25%. So we've certainly seen significant impact from the competitive pressures. As most of you that follow the HIV market know we've had three oral products that have launched in the last quarter. So we certainly have been negatively impacted from that.

Most of the impact occurred probably as a result of Isentress in the fourth quarter of last year as it was launched in October. The Tibotec product, TMC-125 has just launched in January. So it's a bit too early.

So, you know, we can't really say too much obviously at this point. We'll have first quarter sales coming up in a matter of weeks. There'll be a report. Certainly most of you follow the prescriptions. We have seen a bit of a leveling off maybe to a slight decline. But certainly the majority of the impact on FUZEON occurred in the fourth quarter with the slight leveling off that we've seen.

But it's really - our view is that it's a bit too early into 2008 to determine sort of the later and further on in the future impact.

Meg Malloy: Would it be fair to ask whether or not you would anticipate providing guidance when you report Q-1 in a couple of weeks?

Martin Mattingly: We are pretty much - we have not been providing sales guidance. So I anticipate that we'll continue with that policy.

Meg Malloy: Okay.

Martin Mattingly: And then on the 1144 I think was your last question, the frequency of dosing. You know, what I can tell you is that the primate data, the half life is substantially longer. And there's six times roughly as long. Now what we don't know is how that will translate in patients, which is the key, obviously in running this Phase I trial.

You know, we would ideally like to see something as infrequent as once a week. Now whether the native peptide can achieve that or not we just don't know yet. But there has been a fair amount of formulation work that's been done at Trimeris as well.

So if that can't be achieved with a native there is a high degree of confidence it could be achieved with some formulation work. But right now we just have to run the Phase I trial. And see, you know, where we need to head from there.

But certainly in the primate data that we have it's quite substantially longer.

Meg Malloy: Thanks. But if I may - one - and just one - nit. I think you said $5.5 million credit to you guys. Of which how much has been recognized?

Andrew Graham: All of the $5.5 million has been recognized, Meg. The further comment to that was in cash we've received $4.7 (million).

Meg Malloy: Okay. Thank you.

Martin Mattingly: Thank you.

Operator: Our next question is from the line of Sharon Seiler with Punk, Ziegel & Company.

Sharon Seiler: Good afternoon. So getting back to the cost of goods issue for a minute. And I'm looking at fourth quarter specifically. If we back out the extra payment that you received from Roche it looks like the profitability of those sales actually went down pretty significantly. And can you comment on that?

Andrew Graham: Yes, this is Andrew Graham. We recorded our best estimate of the cost of goods sold for 2007 based on the information that we'd received from Roche. And that resulted in us accruing an amount into cost of goods sold in the fourth quarter.

Sharon Seiler: So it would be reasonable - I mean so the overall number 2007 is your best estimate of sale - of cost of goods for 2007. Is that correct?

Andrew Graham: That's our best estimate of cost of goods sold for 2007. That is correct.

Sharon Seiler: Okay. Would you, I mean is there any reason? I understand that that's an estimate. But, you know, would you expect cost of sales as a percentage of sales to go up or down for 2008? And how dependent is that on, you know, what revenues are?

Andrew Graham: Again that - we're in discussions with Roche related to 2008.

Sharon Seiler: Okay. Okay. Thank you.

Operator: Once again ladies and gentlemen if you would like to ask a question during this time simply press star followed by the number 1 on your telephone keypad.

Our next question is from the line of Thomas Wei with Piper Jaffray.

Thomas Wei: Thanks very much. I had a question on SG&A expenses for the FUZEON collaboration in North America. Can you give us a sense of what the budget calls for in 2008?

Andrew Graham: Thomas we're - this is Andrew Graham again. We're giving guidance on overall operation expenses for 2008 in the range of $10 million to $14 million.

Thomas Wei: Not so much your operating expenses, but maybe what Roche has budgeted from a selling and marketing standpoint for FUZEON.

Martin Mattingly: Yes Thomas we haven't disclosed that. The expenses, I believe, are in the filings for 2007, and in terms of adjustments and so forth. In 2008 it would be reasonable to expect that we would look pretty hard at those.

The other thing that you will see in our filings that we have disclosed is that we had certain rights within the collaboration with Roche to exercise limitations, if you will, on the marketing spend that Trimeris shared. And we have exercised those rights in 2008.

Thomas Wei: And can you remind us what those limitations are from a dollar standpoint?

Martin Mattingly: We have not disclosed the specific limitations, no.

Thomas Wei: And then from a support, just what Roche is planning to do maybe even qualitatively. Is it - are they planning on increasing some of the support on the nursing program, say? Or are they actually pulling back from some of those efforts in the North American market?

Martin Mattingly: I think what I can say qualitatively -- and we work very closely and very well with Roche -- is that we believe that it's important to maintain the effort in 2008. Roche has a significant and appropriately sized effort, if you will, to sales and marketing.

And in terms of the mix itself, I mean, you know, as would be typical we have both adjusted some up and some down. I think, you know, there's certain programs that we think have particular merit. And we've tried to bolster those.

And so, I mean that's part of just the - our normal back and forth, if you will, of seeking which, you know, we've stated as one of our key objectives. And just ensuring that the spend is as efficient as it possibly can be. So that we get the best absolute return that we can.

Thomas Wei: Did Roche give you any information on inventory levels in U.S. channel in - during the fourth quarter? Or changes relative to the third quarter?

Martin Mattingly: We do have, yes. I mean we did see a bit of additional wholesaler inventories toward the end of the fourth quarter that had to be worked off toward the beginning of 2008. Most of that has to do more with the timing of holidays and so forth. So the inventory levels are currently tracking along fairly typical and normal.

Thomas Wei: And can you quantify for us how much extra you had on had at the end of the fourth quarter?

Martin Mattingly: Sure. I'll ask Andrew to give you the specifics on that.

Andrew Graham: Hey Thomas, it's Andrew. Yes it is in approximately $8 million to $10 million.

Thomas Wei: Okay. On the $8 million to $10 million that you said that had already been unwound in early 2008.

Andrew Graham: Correct.

Thomas Wei: Okay. Thank you.

Operator: There are no further questions at this time.

Martin Mattingly: Okay if there are no further questions, in summary, I'd just like to say thank you for joining us on the call.

We have made significant progress in strengthening the financial condition of the company by reducing our expenses and maximizing the cash flows that we receive from FUZEON. We will continue those efforts aggressively in 2008 as we explore our options.

And we look forward to the first clinical data from our next generation fusion inhibitor TRI-1144.

Thank you once again for everyone for joining the call. Take care.

Operator: Ladies and gentlemen this does conclude today's conference call. You may now disconnect.

END